LETTER OF INTENT ("LETTER")

                       ENTERED INTO AS OF AUGUST __, 2005

1. The Parties. IBHAS Technologies Inc. of the one part ("IBHS") and Tracetrack Technologies Ltd. ("TT Israel" or the "Company") of the other part.

2. Background. TT Israel is the owner of rights in the Licensed Technology (defined below). IBHS wishes to license from TT Israel the Licensed Technology and promote its development and commercialization, based, inter alia, on a development and commercialization plan as detailed below.

3. Licensed Technology. TT Israel has developed a product known as "Carrysafe", for the automatic tracking of traces of explosive materials, comprising a proprietary membrane and software, as disclosed and /or claimed in the patents or patent applications listed in Exhibit A (the "Product") and is the exclusive owner of all intellectual property rights and all inventions and know-how related and/or pertaining to the Product (the "Intellectual Property" and together with the Product, the "Licensed Technology"). The term `Licensed Technology' shall be deemed to include all continuations, continuations-in-part, divisionals, reissues, reexaminations and extensions with respect to the patents or patent applications listed in Exhibit A, and all improvements, updates, modifications and enhancements with respect to the Product and/or the Intellectual Property made by TT Israel. The term `Product' shall be deemed to include any product and/or product component and/or product supplement and/or process that is based on or results from the Intellectual Property and/or incorporates the inventions, discoveries, developments, methods, processes, devices or technologies claimed or disclosed in the Licensed Technology.

4. License. TT Israel shall execute a License Agreement pursuant to which it shall grant IBHS, conditional upon receipt of OCS approval, an exclusive, worldwide, perpetual license to make any and all uses of the Licensed Technology, specifically including, without limitation, the rights to use the Licensed Technology for research and development, to commercialize the Licensed Technology, the Product or any other products thereof in any manner, including without limitation by the development, use, marketing, distribution, sale and/or provision of any products or services thereunder, and grant sublicenses and secondary sublicenses under the License to third parties, subject to the conditions set forth under
      Section 5 below (the "License"), all . TT Israel will refrain from using the Licensed Technology in any manner whatsoever, other than pursuant to IBHS' instructions in relation to research programs and/or manufacture of the Product.

5.    Rights  of  IBHS'  Israeli  Subsidiary.  The  License  and  the  right  to manufacture, make and/or have made the Product (the "Manufacturing Rights") will be granted to IBHS as part of the License, on the condition that (i) IBHS will establish in Israel a wholly-owned subsidiary (the "Subsidiary"), which Subsidiary shall establish an R&D center in Israel, recruit employees and carry out R&D activities for the continued development of the Product, and (ii) the Subsidiary shall be the sole sub-licensee under the License to use the Licensed Technology for the


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      continued  development  of  the  Product  and  sole  sub-licensee  of  the
      Manufacturing Rights; provided however that IBHS will be entitled to assemble the Product and/or manufacture parts thereof (other than the proprietary membrane and the software) outside of Israel, if and to the extent required by TSA (US Transportation Security Agency) or a similar
      governmental  authority,   and/or  in  accordance  with  the  US  purchase
      requirements in connection with the US foreign aid financing extended to Israel.

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6.    OCS. The grant of the License shall be subject to and conditional  upon TT
      Israel obtaining the approval of the Office of the Chief Scientist of the Israeli Ministry of Trade and Commerce (the "OCS") with respect thereto to the extent required under the Israeli Encouragement of Industrial Research and Development Law, 5744 - 1984, as amended, and the rules and regulations promulgated thereunder (the "R&D Law") and in connection with OCS grants received by TT Israel for the funding of the development of the Product. TT Israel shall utilize its best efforts to obtain said approval and IBHS, the Subsidiary and TT Israel shall sign any document and/or obligation which may be required by the OCS in connection thereof.

      IBHS undertakes, and shall cause the Subsidiary to undertake, to observe strictly all the requirements of the R&D Law as applied to TT Israel, and as directed by the Research Committee, in particular those requirements stipulated under section 19 of said law relating to the prohibition on the transfer of know-how and/or manufacturing rights

7. Sublicense. Any sublicense or secondary sublicense shall be bound by provisions substantially similar to those set forth herein, to the extent applicable, including without limitation the rules and regulations of the OCS and/or the R&D Law.

8.    Payments.

      8.1. An upfront fee of $100,000 (the "Upfront Payment") will be paid by IBHS to TT Israel within three (3) business days of the execution of this Letter .

      8.2. Royalties. IBHS will pay TT Israel royalties at the rate of three percent (3 %) of Net Sales (which term shall be defined in the License Agreement) ("Royalty Payments"). The Royalty Payments shall be paid on a quarterly basis within 15 days of the end of each calendar quarter with respect to the Net Sales of such preceding quarter. In addition, in the event that the Royalty Payments shall be lower than the royalties due from TT Israel to the OCS (such difference being referred to herein as the "Additional Amount"), IBHS will pay TT Israel the Additional Amount together with the Royalty Payments. IBHS' commitment to pay Royalty Payments to TT Israel shall remain in force until the earlier of: (i) the lapse of five (5) years from the First Commercial Sale of the Product (which term shall be defined in the License Agreement) or (ii) the aggregate amount of Royalty Payments (including any Additional
            Amounts) paid by IBHS to TT Israel (exclusive of the Upfront Payment) shall amount to $2.5 million (the "Royalty Period").


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9.    Development and  Commercialization.  The parties will agree upon a Product
      Development and Commercialization Plan (the "Plan") with respect to the Product and other products based on the Licensed Technology, which Plan will be annexed to the License Agreement and will contain, inter alia, the following milestones and performance dates to be met by IBHS:

      9.1. Milestone I: Submission/filing of Product prototype with, for regulatory approval by, TSA (Transportation Security Agency)/ISA (Israel Security Agency) or similar governmental authority to sell the Product in the USA/Israel - by no later than eighteen (18) months from the Effective Date (as defined in Section 14 below);

      9.2. Milestone II: First Commercial Sale (as such term shall be defined in the License Agreement) of the Product in the USA - by no later than eighteen (18) months from receipt of regulatory approval by TSA to sell the Product in the USA.

      IBHS  shall  use  reasonable   efforts  to  promote  the  development  and
      commercialization efforts with respect to the Product.

10. Term of the License. The License under the License Agreement shall remain in force and effect until the end of the Royalty Period, following expiration of which, IBHS will be assigned all rights and title to the Licensed Technology. Notwithstanding the aforesaid, TT Israel shall be entitled to terminate the License upon (i) IBHS' failure to achieve any of the milestones specified above by the agreed upon dates, or (ii) IBHS' failure to either (a) achieve First Commercial Sale of Product or (b) enter into a transaction with a strategic partner (such as a big manufacture, marketing or integration company) within thirty-six (36) months from the date of receipt of regulatory approval by ISA and/or TSA.

11. Patent Responsibility. IBHS will initiate, file, maintain and prosecute all relevant existing and new patents on Licensed Technology as from the Effective Date (as defined in Section 14), including payment of all applicable costs and fees in connection therewith. The parties will cooperate to insure prompt and complete protection of the Licensed Technology and applicable patents.

12. Regulatory Approvals. IBHS shall be responsible for completing the necessary filings to obtain regulatory approval by ISA/TSA or similar governmental authority to sell the Product in the USA and other countries and TT Israel shall reasonably assist IBHS in obtaining same.

13. Professional Assistance. TT Israel shall for a period of four (4) years from the Effective Date (as defined in Section 14) provide professional assistance by providing the services of Mr. Fredy Ornath as reasonably required by IBHS to assist it in utilizing the License hereunder. IBHS shall reimburse TT Israel for its reasonable costs associated with such assistance. Further undertakings by TT Israel in connection therewith, including without limitation, confidentiality and non competition provisions, will be determined by the parties in the License Agreement.


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14.   Term;  Effective Date;  Execution of License Agreement.  This Letter shall enter into effect upon its execution and remain in full force and effect until the earlier of (i) execution of a detailed License Agreement based on the terms and conditions set forth herein and other customary terms and conditions in transactions of this type (the "License Agreement"); (ii) the lapse of a one year period commencing as of the execution of this Letter. During said one year period, the parties shall negotiate in good faith and execute a detailed License Agreement and use their best efforts to obtain the OCS' approval to the transaction contemplated herein (as detailed above), which approval constitutes a condition precedent to the effectiveness of the License (the date upon which the approval of the OCS is granted or the execution date of the License Agreement, whichever is later, is referred to herein as the "Effective Date") It is further agreed and understood that during said term TT Israel shall not enter into negotiations for any agreement or arrangement with any third party in connection with the Licensed Technology.

15. Confidentiality. The terms and conditions described in this Letter shall be confidential information and shall not be disclosed to any third party. Except as disclosed to potential investors of either party under standard confidentiality agreement, or as required under any applicable law, and except as required for the performance of this Letter, neither party shall disclose or reveal to any other person any information relating to the transactions contemplated hereunder, or the negotiations between the parties.

16. Miscellaneous. This Letter shall be governed by Israeli law. Any claim, dispute, or controversy arising out of or in connection with this Letter, shall be subject to the sole jurisdiction of the applicable court in Tel-Aviv.



Tracetrack Technologies Ltd.                         IBHAS Technologies Inc.
By: _______________________                          By: Jacob Eluz
                                                         --------------------
Its: ______________________                          Its: /s/Jacob Eluz
                                                         --------------------


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